Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rare Element Resources, Ltd.

Littleton, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-170022 and 333-184983) of Rare Element Resources, Ltd. of our report dated March 26, 2021, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP

Spokane, Washington

March 26, 2021